[Aetna letterhead]                             151 Farmington Avenue
[Aetna logo]                                   Hartford, CT  06156

                                               Julie E. Rockmore
                                               Counsel
     April 21, 1998                            Law Division, RE4A
                                               Investments & Financial Services
                                               (860) 273-4686
                                               Fax:  (860) 273-8340

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Re:    Aetna Life Insurance and Annuity Company
       Post-Effective Amendment No. 1 to Registration Statement on Form S-2 Prospectus Title: ALIAC Multi-Rate Annuity
       File No.:  333-49593

Dear Sirs:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the ALIAC Multi-Rate Annuity (the "Multi-Rate Annuity"), a multi-rate interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with this opinion, I or those for whom I have supervisory responsibility, have reviewed the Registration Statement on Form S-2 for the Multi-Rate Annuity, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Multi-Rate Annuity are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Julie E. Rockmore
---------------------
Julie E. Rockmore
Counsel
Aetna Life Insurance and Annuity Company